Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD EARNINGS

QUINCY, California, July 17, 2019 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced record earnings during the three and six months ended June 30, 2019. Earnings during the second quarter of 2019 totaled $3.8 million or $0.74 per share, an increase of $365 thousand from $3.4 million or $0.67 per share during the second quarter of 2018. Diluted earnings per share increased to $0.73 per share during the three months ended June 30, 2019 from $0.66 per share during the quarter ended June 30, 2018. For the six months ended June 30, 2019, the Company reported record net income of $7.6 million or $1.48 per share, an increase of $903 thousand from $6.7 million or $1.32 per share earned during the six months ended June 30, 2018. Earnings per diluted share increased to $1.46 during the six months ended June 30, 2019 up $0.17 from $1.29 during the first six months of 2018.

Financial Highlights

June 30, 2019 compared to June 30, 2018

●	Total assets increased by $75 million, or 10%, to a record level of $839 million.
●	Gross loans increased by $76 million, or 15%, to a record level of $592 million.
●	Total deposits increased by $58 million, or 9%, to a record level of $737 million.
●	Total equity increased by $17.5 million, or 29% to a record level of $77 million.
●	Book value per share increased by $3.31, or 28%, to $14.93, up from $11.62.
●	Tangible common equity to total assets increased to 9.1%.
●	Semi-annual common stock dividend increased by 5 cents, or 28%, to a record level of 23 cents per share.

Income Statement

Three months ended June 30, 2019 compared to June 30, 2018

●	Net income increased by $365 thousand or 11%, to $3.8 million.
●	Diluted EPS increased by $0.07, or 10%, to $0.73 from $0.66.
●	Net interest income increased by $1.2 million to $9.2 million.
●	Return on average equity totaled 20.6%.
●	Return on average assets totaled 1.83%.

Six months ended June 30, 2019 compared to June 30, 2018

●	Net income increased by $903 thousand or 13%, to $7.6 million.
●	Diluted EPS increased by $0.17, or 13%, to $1.46 from $1.29.
●	Net interest income increased by $3.0 million to $18.5 million.
●	Return on average equity totaled 21.4%.
●	Return on average assets totaled 1.85%.

President’s Comments

“On behalf of the Board of Directors, I am very pleased to report that our momentum continued into the second quarter and we delivered record quarterly earnings of $0.74 per share. Additionally, our capital position continues to strengthen. Shareholders’ equity increased by $17.5 million during the 12 months ended June 30, 2019 and book value per share increased by $3.31, or 28% to $14.93 per share. Our regulatory capital ratios continue to grow with Plumas Bank’s Leverage Ratio now at 10% and its total shareholders’ equity at a record level of $86 million. As we grow our franchise, we remain committed to maintaining our credit quality and strong capital position,” stated Director, President and Chief Executive Officer, Andrew J. Ryback.

Ryback continued, “We continue to stay focused on our strategic initiatives and feel that we are positioned to maintain our positive momentum through the second half of the year.”

Loans, Deposits, Investments and Cash

Gross loans increased by $76.4 million, or 15%, from $516 million at June 30, 2018 to $592 million at June 30, 2019. The four largest areas of growth in the Company’s loan portfolio were $34 million in commercial real estate loans, $18 million in auto loans, $13 million in agricultural loans and $12 million in real estate construction loans.

Total deposits increased by $58.1 million from $679 million at June 30, 2018 to $737 million at June 30, 2019. The increase in deposits includes $40 million in deposits at our Carson City, Nevada branch which we purchased from Mutual of Omaha Bank on October 26, 2018. At June 30, 2019, 43% of the Company’s deposits were in the form of non-interest-bearing demand deposits. The Company has no brokered deposits.

The $58.1 million increase includes increases of $30.3 million in non-interest-bearing demand deposits, $20.6 million in money market accounts and $8.5 million in time deposits. Interest-bearing transaction accounts declined by $0.8 million and savings accounts declined by $0.5 million. The increase in time deposits relates to the Carson City branch acquisition as does much of the increase in money market accounts. The average rate paid on the Carson City money market and time deposits exceeds that which Plumas Bank pays in other markets and we would expect some runoff on these accounts as they reprice over time.

Total investment securities increased by $15.9 million from $157.8 million at June 30, 2018 to $173.7 million at June 30, 2019. Cash and due from banks decreased by $18.9 million from $52.7 million at June 30, 2018 to $33.8 million at June 30, 2019.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at June 30, 2019 totaled $3.5 million, up from $1.9 million at June 30, 2018. Nonperforming assets as a percentage of total assets increased to 0.42% at June 30, 2019 up from 0.24% at June 30, 2018. OREO totaled $1.1 million at June 30, 2019 and $953 thousand at June 30, 2018. Nonperforming loans at June 30, 2019 were $2.3 million, up $1.4 million from $0.9 million at June 30, 2018. Nonperforming loans as a percentage of total loans increased to 0.40% at June 30, 2019, up from 0.17% at June 30, 2018.

During the six months ended June 30, 2019 and 2018 we recorded a provision for loan losses of $600 thousand and $500 thousand, respectively. Net charge-offs totaled $500 thousand and $471 thousand during the six months ended June 30, 2019 and 2018, respectively. The allowance for loan losses totaled $7.1 million at June 30, 2019 and $6.7 million at June 30, 2018. The allowance for loan losses as a percentage of total loans decreased from 1.30% at June 30, 2018 to 1.19% at June 30, 2019.

Shareholders’ Equity

Total shareholders’ equity increased by $17.5 million from $59.5 million at June 30, 2018 to $77.0 million at June 30, 2019. The $17.5 million includes earnings during the twelve-month period totaling $14.9 million, an increase in net unrealized gains on investment securities of $4.4 million and stock option activity totaling $0.3 million. These items were partially offset by a $0.18 per share cash dividend, paid in November 2018 and a $0.23 per share cash dividend paid in May 2019. The two cash dividends totaled $2.1 million.

Net Interest Income and Net Interest Margin

Net interest income was $9.2 million for the three months ended June 30, 2019, an increase of $1.2 million, or 14%, from $8.0 million for the same period in 2018. The increase in net interest income includes an increase of $1.3 million in interest income; the largest component of which was an increase in interest and fees on loans of $1.2 million. This increase in interest and fees on loans was related to an increase in average loan balances of $83.9 million slightly offset by a decline in yield on loans of 2 basis points from 5.77% during the 2018 quarter to 5.75% during the current quarter. Interest expense increased by $180 thousand mostly related to higher rates paid on our Carson City branch deposits. Net interest margin for the three months ended June 30, 2019 decreased 2 basis points to 4.73%, down from 4.75% for the same period in 2018.

Net interest income for the six months ended June 30, 2019 was $18.5 million, an increase of $3.0 million from the $15.5 million earned during the same period in 2018. During the six months ended June 30, 2019 the Bank benefited from increases in the average balance of loans and investments securities as well as an increase in yield on both assets. Interest income increased by $3.3 million while interest expense increased by $355 thousand. Net interest margin for the six months ended June 30, 2019 increased 21 basis points to 4.84%, up from 4.63% for the same period in 2018.

Non-Interest Income/Expense

During the three months ended June 30, 2019, non-interest income totaled $2.0 million, a decrease of $214 thousand from the three months ended June 30, 2018. The largest component of this decrease was a $302 thousand decrease in gains on sale of SBA loans from $533 thousand during the three months ended June 30, 2018 to $231 thousand during the current quarter. Proceeds from SBA loan sales totaled $4.8 million during the current quarter and $10.3 million during the 2018 quarter. Loans originated for sale totaled $6.1 million during the three months ended June 30, 2019 and $10.0 million during the three months ended June 30, 2018. We attribute much of the decrease in loan originations to intense rate competition as we tend to price our loans at higher rates than many of our competitors. The decline in gain on sale is consistent with the decrease in loans sold during the comparison periods.

During the six months ended June 30, 2019, non-interest income totaled $4.0 million, a decrease of $781 thousand from the six months ended June 30, 2018. The largest component of this decrease was a decline of $724 thousand in gains on sale of SBA loans from $1.2 million during the six months ended June 30, 2018 to $475 thousand during the current period. Proceeds from SBA loan sales totaled $10.8 million during the current six-month period and $22.2 million during the six months ended June 30, 2018. Loans originated for sale totaled $9.9 million during the six months ended June 30, 2019 and $22.6 million during the six months ended June 30, 2018. We attribute some of the decline in originations to the government shutdown during the first quarter of 2019. During the shutdown we were unable to provide SBA guaranteed loans. Non-interest income benefited during the 2018 period from a $209 thousand gain recorded upon the prospective adoption of a newly effective accounting pronouncement impacting the measurement of equity securities, which in our case consists of stock in our correspondent banks, without a readily determinable fair market value. No gain or loss was recorded on these securities during the current period.

During the three months ended June 30, 2019, total non-interest expense increased by $514 thousand, or 10%, to $5.7 million, up from $5.2 million for the comparable period in 2018. During the six months ended June 30, 2019 non-interest expense increased by $748 thousand, or 7% to $11.4 million, up from $10.7 million during the same period in 2018. Total non-interest expense related to our new Carson City, Nevada branch was $229 thousand for the three months ended June 30, 2019 and $488 thousand for the six months ended June 30, 2019. Excluding the effect of the Carson City branch, non-interest expense would have increased by 7% for the three months ended June 30, 2019 and 3% for the six months ended June 30, 2019.

The Company’s single largest expense is salary and benefit costs. During the three months ended June 30, 2019 salary and benefits increased by $181 thousand, or 6%, to $3.1 million and during the six months ended June 30, 2019 salary and benefit expense increased by $268 thousand, or 4%, to $6.3 million. The increase in salary and benefit costs includes annual merit increases and an increase in personnel largely related to the addition of the Carson City Nevada, branch.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank headquartered in Northeastern California. The Bank operates thirteen branches: eleven located in the California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and two branches located in the northern Nevada counties of Washoe and Carson City. The Bank also operates three loan production offices: two located in the California counties of Placer and Butte and one located in the Oregon county of Klamath. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer

Plumas Bank

35 S. Lindan Avenue

Quincy, CA 95971

530.283.7305 ext.8912

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of June 30,
	2019	2018	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$33,747	$52,673	$(18,926)	-35.9%
Investment securities	173,692	157,792	15,900	10.1%
Loans, net of allowance for loan losses	588,600	511,977	76,623	15.0%
Premises and equipment, net	14,355	13,800	555	4.0%
Bank owned life insurance	13,020	12,693	327	2.6%
Real estate acquired through foreclosure	1,094	953	141	14.8%
Accrued interest receivable and other assets	14,750	14,830	(80)	-0.5%
Total assets	$839,258	$764,718	$74,540	9.7%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$737,211	$679,066	$58,145	8.6%
Accrued interest payable and other liabilities	14,699	15,845	(1,146)	-7.2%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	762,220	705,221	56,999	8.1%
Common stock	7,147	6,776	371	5.5%
Retained earnings	68,447	55,660	12,787	23.0%
Accumulated other comprehensive income (loss), net	1,444	(2,939)	4,383	149.1%
Shareholders’ equity	77,038	59,497	17,541	29.5%
Total liabilities and shareholders’ equity	$839,258	$764,718	$74,540	9.7%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED JUNE 30,	2019	2018	Dollar Change	Percentage Change

Interest income	$9,620	$8,294	$1,326	16.0%
Interest expense	461	281	180	64.1%
Net interest income before provision for loan losses	9,159	8,013	1,146	14.3%
Provision for loan losses	200	300	(100)	-33.3%
Net interest income after provision for loan losses	8,959	7,713	1,246	16.2%
Non-interest income	2,011	2,225	(214)	-9.6%
Non-interest expense	5,743	5,229	514	9.8%
Income before income taxes	5,227	4,709	518	11.0%
Provision for income taxes	1,417	1,264	153	12.1%
Net income	$3,810	$3,445	$365	10.6%

Basic earnings per share	$0.74	$0.67	$0.07	10.4%
Diluted earnings per share	$0.73	$0.66	$0.07	10.6%

FOR THE SIX MONTHS ENDED JUNE 30,	2019	2018	Dollar Change	Percentage Change

Interest income	$19,446	$16,112	$3,334	20.7%
Interest expense	901	546	355	65.0%
Net interest income before provision for loan losses	18,545	15,566	2,979	19.1%
Provision for loan losses	600	500	100	20.0%
Net interest income after provision for loan losses	17,945	15,066	2,879	19.1%
Non-interest income	3,976	4,757	(781)	-16.4%
Non-interest expense	11,427	10,679	748	7.0%
Income before income taxes	10,494	9,144	1,350	14.8%
Provision for income taxes	2,866	2,419	447	18.5%
Net income	$7,628	$6,725	$903	13.4%

Basic earnings per share	$1.48	$1.32	$0.16	12.1%
Diluted earnings per share	$1.46	$1.29	$0.17	13.2%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	6/30/2019	3/31/2019	6/30/2018	6/30/2019	6/30/2018
EARNINGS PER SHARE
Basic earnings per share	$0.74	$0.74	$0.67	$1.48	$1.32
Diluted earnings per share	$0.73	$0.73	$0.66	$1.46	$1.29
Weighted average shares outstanding	5,155	5,144	5,107	5,149	5,089
Weighted average diluted shares outstanding	5,228	5,225	5,222	5,227	5,216
Cash dividends paid per share (1)	$0.23	$-	$0.18	$0.23	$0.18

PERFORMANCE RATIOS (annualized)
Return on average assets	1.83%	1.87%	1.87%	1.85%	1.85%
Return on average equity	20.6%	22.2%	23.7%	21.4%	23.6%
Yield on earning assets	4.97%	5.19%	4.91%	5.08%	4.80%
Rate paid on interest-bearing liabilities	0.42%	0.40%	0.28%	0.41%	0.27%
Net interest margin	4.73%	4.95%	4.75%	4.84%	4.63%
Noninterest income to average assets	0.96%	0.96%	1.21%	0.96%	1.31%
Noninterest expense to average assets	2.75%	2.78%	2.84%	2.76%	2.93%
Efficiency ratio	51.4%	50.1%	51.1%	50.7%	52.5%

	6/30/2019	3/31/2019	6/30/2018	12/31/2018	12/31/2017
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$7,058	$7,067	$6,698	$6,958	$6,669
Allowance for loan losses as a percentage of total loans	1.19%	1.23%	1.30%	1.23%	1.37%
Nonperforming loans	$2,349	$1,457	$882	$1,117	$3,022
Nonperforming assets	$3,519	$2,710	$1,867	$2,340	$4,401
Nonperforming loans as a percentage of total loans	0.40%	0.25%	0.17%	0.20%	0.62%
Nonperforming assets as a percentage of total assets	0.42%	0.33%	0.24%	0.28%	0.59%
Year-to-date net charge-offs	$500	$291	$471	$711	$480
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.18%	0.21%	0.19%	0.14%	0.10%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,160	5,151	5,119	5,137	5,065
Shareholders' equity	$77,038	$72,707	$59,497	$66,932	$55,700
Book value per common share	$14.93	$14.12	$11.62	$13.03	$11.00
Tangible common equity	$75,992	$71,592	$59,419	$65,748	$55,619
Tangible book value per common share	$14.73	$13.90	$11.61	$12.80	$10.98
Tangible common equity to total assets	9.1%	8.6%	7.8%	8.0%	7.5%
Gross loans to deposits	80.3%	78.5%	76.0%	77.9%	73.4%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	10.0%	9.7%	9.6%	9.3%	8.8%
Common Equity Tier 1 Ratio	12.5%	12.4%	12.1%	11.8%	12.0%
Tier 1 Risk-Based Capital Ratio	12.5%	12.4%	12.1%	11.8%	12.0%
Total Risk-Based Capital Ratio	13.6%	13.5%	13.3%	13.0%	13.2%

(1) The Company paid semi-annual dividends of 23 cents per share on May 15, 2019 and 18 cents per share on May 15, 2018.
2.) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
3.) Tangible common equity is defined as common equity less core deposit intangibles.
4.) Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.